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                       ------------------------------------------------------             NEWS RELEASE
  THE           For     First BancTrust Corporation                The Investor Relations Company serves as investor relations
INVESTOR                206 S. Central Avenue                      counsel to this company, is acting on the company's behalf in
RELATIONS               Paris, IL 61944                            issuing this news release and receiving compensation therefor.
COMPANY                 (217) 465-6381                             The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.
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For further Information:
                                                                    EXHIBIT 99.1

At First BancTrust:                           At The Investor Relations Company:
Terry J. Howard                               Brien Gately or
President and Chief Executive Officer         Mike Arneth
(217) 465-0260                                (847) 296-4200


FOR IMMEDIATE RELEASE

              FIRST BANCTRUST CORPORATION ANNOUNCES ACCELERATION OF
                              STOCK OPTION VESTING


PARIS, ILLINOIS, DECEMBER 6, 2005--First BancTrust Corporation (Nasdaq: FBTC) (the "Company") announced today that the Compensation Committee of the Board of Directors approved the accelerated vesting of all currently outstanding unvested stock options ("Options") to purchase shares of common stock of First BancTrust Corporation. These options were previously awarded to directors, officers and employees under its 2002 Stock Option Plan. By accelerating the vesting of these Options, the Company estimates that approximately $350,000 of future compensation expense, net of taxes, will be eliminated.

Options to purchase 182,504 shares of the Company's common stock, which would otherwise have vested from time to time over the next five years, became immediately exercisable as a result of the Compensation Committee's actions. The number of shares and exercise prices of the Options subject to the acceleration are unchanged. The remaining terms for each of the Options granted remain the same. The acceleration is effective as of December 1, 2005. The Company will seek consent from options holders of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, if the acceleration would have the effect of changing the status of the option for federal income tax purposes from an incentive stock option to a non-qualified stock option.

The accelerated Options included 13,304 Options held by executive officers as identified in the Company's March 18, 2005 proxy statement, 79,200 Options held by non-employee directors and 90,000 Options held by other employees. Based on the Company's closing stock price of $12.80 price per share on the date of accelerated vesting, 100% of the total accelerated Options have exercise prices below the closing market price at the time of acceleration. All of the accelerated Options have the exercise price of $9.87 per share.

The decision to accelerate the vesting of these options, which the Company believes is in the best interest of its stockholders, was made primarily to reduce non-cash compensation expense that would have been recorded in its income statement in future periods upon the adoption of Financial Accounting Standards Board Statement No. 123R (Share-Based Payment) in January 2006. Assuming that no holders of incentive stock option withhold consent for the acceleration, the

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Company estimated that approximately $350,000 of future compensation expense, net of taxes, will be eliminated as a result of the acceleration of vesting. Should any of the option holders withhold consent for the vesting acceleration, then the Company would incur future expense associated with those Options over the remainder of the Options' original vesting schedule as of January 1, 2006 and the current estimated expense elimination for the Company would be reduced. Since the Company currently accounts for its stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), it will report compensation expense related to the affected options for disclosure purposes only in its fourth quarter 2005 financial statements.


ABOUT FIRST BANCTRUST

First BancTrust Corporation is a holding company that owns all of the capital stock of First Bank & Trust, S. B., an Illinois-chartered savings bank that conducts business from its main office located in Paris, Illinois, and branch banks in Marshall, Savoy, and Rantoul, Illinois.


This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality of composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.